Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DILIGENT BOARD MEMBER SERVICES, INC.

Diligent Board Member Services, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.         That this Certificate of Amendment  amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 17, 2012 (the “Amended and Restated Certificate”) in the manner set forth herein (the “Amendments”).

2.   That the Board of Directors of the Corporation duly adopted resolutions approving the Amendments, declaring the Amendments to be advisable and in the best interests of the Corporation and its stockholders, and directing that the Amendments be submitted to the Corporation’s stockholders for adoption thereby at the 2015 Annual Meeting of Stockholders, which resolutions setting forth the Amendments are as follows:

RESOLVED, that ARTICLE SIXTH of the Corporation’s Amended and Restated Certificate is hereby amended and restated in its entirety as follows:

“SIXTH:

a.             Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.  Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) within or outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

b.             Upon the date on which this Certificate of Amendment, relating to amendments to this Certificate of Incorporation adopted at the 2015 Annual Meeting, becomes effective (the “Effective Date”), the Board of Directors will no longer be classified under Section 141(d) of the Delaware GCL and directors shall no longer be divided into three classes with staggered three year terms.  The term of all directors in office at the Effective Date, and any director appointed to fill a vacancy or newly created directorship arising prior to the first annual meeting of stockholders occurring after the Effective Date, shall expire at such first annual meeting of stockholders, notwithstanding that any such director may have been elected for a term extending beyond the date of such first annual meeting of stockholders.  Commencing with the first annual meeting of stockholders occurring after the Effective Date and at each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders.  Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.  Notwithstanding the foregoing, whenever the holders of one or more series of Preferred Stock shall have the special right, voting separately as a series or together with holders of other such series of Preferred Stock, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Incorporation or any certificate of designations applicable to such series.

c.            The total number of directors constituting the Board of Directors shall be no fewer than four (4) and not more than eight (8).  Subject to the previous sentence, the precise number of directors shall be fixed exclusively pursuant to a resolution adopted from time to time by the Board of Directors.  Except as otherwise expressly provided herein, vacancies and newly-created directorships shall be filled exclusively by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director.”

IT IS RESOLVED FURTHER, that all other provisions of the Amended and Restated Certificate remain in full force and effect.

3.  That thereafter, pursuant to a resolution of its Board of Directors, an annual meeting of the stockholders was duly called and held on April 27, 2015, upon notice duly given in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the Amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on April 28, 2015.

By:	/s/ Thomas N. Tartaro
	Name:	Thomas N. Tartaro
	Title:	Executive Vice President, General
Counsel and Corporate Secretary